EXHIBIT 23.5

Consent of Independent Valuation Advisor

We consent to the reference to our name (including under the heading “Experts”) and the description of our role under the heading “Independent Valuation Firm” and “Net Asset Value Calculation and Procedures” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-221814) and related Prospectus of Rodin Income Trust, Inc., including all amendments and supplements thereto.

/s/ Robert A. Stanger & Co., Inc.

December 18, 2018